Exhibit 10.34

14 August 2020

Gary A. Pestano, PhD Biodesix

2970 Wilderness Pl #100

Boulder, CO 80301

Dear Dr. Pestano,

This letter is to inform you that Bio-Rad Laboratories grants permission for Biodesix to use the Bio-Rad SARS-CoV-2 Total Ab assay for commercial diagnostic services and without the need for the use of an additional license from Bio-Rad.

Regards,

/s/ John Bussell

John Bussell

SVP, Clinical Diagnostics Group

Bio-Rad Laboratories, Inc.